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                                                                   Exhibit 10(E)

                                 VF CORPORATION
         DISCRETIONARY MANAGEMENT INCENTIVE COMPENSATION PLAN - ANNUAL

A.   BASIC POLICY

     1. Each year, the Board of Directors approves the performance goals for the Corporation, its domestic subsidiaries and the foreign components of the International Division. When the goals are attained, officers and key employees Corporate-wide are entitled to be considered for bonus payments that are recommended by management and presented to the Board for approval. Notwithstanding the foregoing, commencing with bonus awards payable in 1995 with respect to fiscal 1994 performance, persons who are designated as "executive officers" of the Corporation for purposes of and pursuant to Rule 16a-1(f) of the Securities Exchange Act of 1934 as of the end of the preceding fiscal year shall not be eligible for bonus consideration under the Plan.

     2. Since Corporate goals (such as EPS) and Division Goals (such as Pre-tax Income) are separate and distinct, a Division that achieves its goal is eligible for bonus consideration even if the Corporate goal is not achieved.

B.   PERFORMANCE/REWARD RELATIONSHIPS

     1. The Plan establishes a minimum level of performance to receive a bonus award. Conversely, a maximum level bonus payout is prescribed for achieving performances that are far above competitive levels.

     2. The Plan is discretionary and the Board of Directors may make discretionary awards even if the minimum established performance level has not been achieved.

     3. Determination of a bonus award is contingent upon the level of performance attained and the upward or downward variation from the Target Bonus.